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                                                                    EXHIBIT 4.20

                                   TRANSLATION

                     TENANCY AGREEMENT OF LAN WANG BUILDING

Party A:    Kwanasia Electronics Co. Ltd.
Legal representative: Tam Man Chi
Address:    Room 10-14, 19/F., Kwong Sang Hong Centre, 151-153 Hoi Bun Road,
            Kwun Tong, Kowloon, Hong Kong.

Party B:    Dongguan Cheung On Lan Wang Electronics Development Co.
Legal representative: Wong Kin Chun
Address :   Lan Wang Building, Siu Pin Second Industrial Zone, Cheung On,
            Dongguan.

Upon five years co-operations of Party A and Party B and the build up of mutual confidence and interest of both parties, the Parties agree to the following:
Party A will lease from Party B all the premises in the Siu Pin Second Industrial Zone, Cheung On, Dongguan of Party B (except those for Party B's own usage) for the manufacturing, office and dormitory uses. In order to clearly clarify the rights and obligations of both parties during the tenancy period, both parties agree to sign this agreement with terms as follows: -

1.    TERMS OF TENANCY

      1. The construction standards of the leased premises: factory, office and dormitories are of steel and clement building structure; factory and office are of water-polished stone, aluminium windows, outside wall of tiles, lift of 2 tons capacity,: dormitories are with lavatories, steel & wood windows, floors with tiles, provision of water, electricity, fire alarm and canteen facilities.

      2.    The rental areas of the leased premises are as follows:

      (1) Factory: The floor areas of 1/F to 6/F is 993.62 square meters per floor. The total area is 5,961.72 square meters.

      (2) Office: The floor areas of 2/F to 6/F is 574.10 square meters for 2/F and 564.31 square meters for 3/F to 6/F. The total area is 2,831.34 square meters. Party A can use the office premises as dormitories if the change in usage will not affect the external appearance of the building.

      (3) Dormitory: The floor areas of 1/F, 2/F-7/F is 569.71 square meters for 1/F, 589.71 square meters for 2/F-7/F. The total area is 4,107.97 square meters.

      (4) Guard Room and Lobby: the floor area is 126.60 square meters, the area of the electrical meter room of the office building is 60.16 square meters, deducting 80 square meters for Party B's usage, the total area is 106.76 square meters.



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      Total aggregate floor areas is 13,007.79 square meters.

2.    TENANCY PERIOD AND TERMINATION

      1. The tenancy period is for three years, commencing from 15 February 2000 to 14 February 2003. The rental will remain unchanged for these three years.

      2. Before the expiry of the tenancy and without the agreement of both parties, any one of the parties cannot terminate the agreement before the expiry date.

      3. Upon the expiry of the tenancy, Party A can under the equal conditions have priority to renew for a further 3 years period. The rental will be according to local market conditions. The renewal agreement must be negotiated two months in advance of the expiry date and must be signed 15 days in advance of the expiry date.

3.    RENTAL AND PAYMENT METHOD

      1. The rental charge is fixed with reference to the 1999 4th quarter market price of factory, office, dormitory of Dongguan Cheung On District and after giving special discount. The agreed rental is RMB8.50 per square meter. Party A must pay Party B the rental charge of RMB110,560.00 on or before 5th of each month.

      2. Party A should pay the water and electricity charges for previous month on or before 5th of each month. The amount should be paid with reference to the actual consumption and the fee schedule of the local government.

4.    GUARANTEE DEPOSIT AND PAYMENT

      1. According to normal practice and to protect the property safety, unity and rights of Party B, Party A has to pay rental guarantee deposit. The amount is one month's rental amount. Both parties agree that the Party A shall pay Party B the guarantee amount of RMB110,560.00 in one payment and within five days after signing the agreement.

      2. Upon expiry of the tenancy agreement, if Party A do not lease the premises from Party B and after Party B's satisfactory examination and receipt of the leased premises, the guarantee amount will be refunded to Party A free of interest. If Party A caused any damage to the premises, Party B is entitled to deduct from the guarantee amount the loss amount and if the guarantee amount is insufficient to compensate the loss, Party B is entitled to claim the insufficient amount from Party A.


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5.    RIGHTS AND OBLIGATIONS OF PARTY A

      1. Party A has the rights of usage of the premises during the tenancy period, he can run his business according to laws. Also, he has the rights of requesting and supervising Party A to supply water and electricity services to guarantee normal manufacturing conditions of Party A.

      2. Party A has to comply with the agreed usage of the premises and protect the premises and both parties' images. Party A cannot alter the usage and construction structure of the premises. If Party A has intentionally made any losses to the premises and facilities to Party B, Party A shall restore the premises and facilities to normal conditions and compensate Party B any economic losses resulted.

      3. Party A can decorate or alter the structure of the premises or can change the usage according to its operation needs. However, all these must obtain the prior approval from Party B in writing. In order to guarantee the safety and unity of the building, all alteration projects shall be under the supervision of the construction team of Party B and the charges incurred shall be borne by Party A.

      4. Party A manufactures electronics products in the premises and guarantee the production will not have poisonous chemical release and cause serious noise to the environment.

      5. Party A shall comply with government fire regulations, have set up fire team responsible for fire safety and prevention works, have bought necessary fire prevention and protection facilities and co-operate with Party B is this respect.

      6. Party A is responsible for the guard of security, safety and hygiene work inner the building.


6.    RIGHTS AND OBLIGATIONS OF PARTY B

      1. Party B is responsible for the repairs of the building. Party B shall inspect and maintain the building and facilities half-yearly in order to protect the production, living safety and normal operation of Party A.

      2. Party B shall approve the water and electricity demands of Party A. Party A has preliminary confirm the electricity power supply unit of 315kv and water supply of 6000 tons. The above the supplies shall be charged according to Dongguan Cheung On government units' standard tariff. Party A is required to pay any charge for the extra electricity capacity. If the water and electricity demand exceed the approved amount, Party A has to pay for the excess capacity. Party B is responsible for the expenses of future fire facilities purchase and installation.



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      3.    Party B has to assist Party A for the registration and related external co-ordination work.


7.    SURRENDER RESPONSIBILITY

      1. During the tenancy period, if any party terminates the agreement before the expiry, the party has to pay the full rental compensation up to the expiry date to the other party.

      2. If Party B does not repair the premises upon request or on schedule according to this agreement, Party B has to pay an amount of 50% of the monthly rental as surrender money. If Party A has suffered from any body injury or property damages accordingly, then Party B is obliged to compensate for these losses.

      3. Under the following the conditions, Party B is entitled to terminate this agreement and request surrender of the property by Party A and to receive compensation by deducting the losses from the guarantee amount. If the guarantee amount is insufficient, Party B is entitled to claim the insufficient amount from Party A:

            (a) Without the approval from Party B, Party A sub-lets, transfers or lends the premises to third party;

            (b) Party A causes serious noise or chemical pollution to the environment exceeding government limits.

            (c) Party A carries out illegal activities in the said premises, and it causes harm to the public or third party,

            (d)   Party A does not pay monthly rental for over 1 month.


8.    NO RESPONSIBILITY

      If the premises were destroyed by any uncontrollable reasons or if Party A or Party B has suffered any losses caused by such uncontrollable reasons, neither Party is responsible for this.

9.    SETTLEMENT OF ARGUMENT

      If there shall be any dispute arising through fulfillment, it should be solved by the discussions and negotiation of the parties. If there shall be no agreement made in negotiation, mediation can be made through the Management Department of the property or prosecution can be made in the Peoples' Court.


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10.   CO-OPERATION

      1. Except those agreed in this agreement, both parties shall base on friendly, mutual benefit principles, to discuss the co-operations in other matters.

      2. As Party B is now in preliminary stage of its business development and is in a strict financial status, Party A agrees, under the same conditions, to assist and support Party B, so that Party B can become a small real manufacturer.

11.   SUPPLEMENTS

      1. If there shall be anything that is not provided for by this Agreement, the parties can make any supplement after negotiation and according to the "The People's Republic of China Economic Agreement Law" and related rules, and the supplement shall have the same validity as this Agreement.

      2. This Agreement shall be effective from the date of payment of the guarantee amount by Party A to Party B.

      3. This agreement is in quadruplicate. Party A and B shall each have two copies, all of these having equal validity.


Party A: Kwanasia Electronics             Party B: Lan Wang Electronics
         Company Limited                           Development Co. Ltd.

Company Chop of Kwanasia Electronics      Company Chop of Lan Wang
      Company Limited                     Electronics Development Co. Ltd.

Legal Representative:                     Legal Representative:
Tam Man Chi                               Wong Kin Chun
(Signed)                                  (Signed)

Date:  18 January 2000                    Date:  18 January 2000


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                       SUPPLEMENTARY AGREEMENT FOR LEASING

Both parties, through negotiations, agree the following supplementary agreement:

1. Deduction from aggregate floor areas: 2/F of office building (574.10 square meters) (already rented out) 3/F of office building (564.31 square meters) (afforded by Lan Wang)
      ---------------------------------------------------------------

      The new rented area is: 13,007.79 - 574.10 - 564.31 = 11,869.38 square meters The new monthly rental is: 11,869.38 x 8.5 = 100,889.73 DOLLARS All other terms will be executed according to the original contract.

2. Having considered that the factory has been used for more than 6 years, there are many damages, Lan Wang Co. requests the decoration company to provide quotation. The basic maintenance charge is DOLLARS THREE HUNDRED THOUSAND. Both parties have the responsibility to maintain and take care the factory, therefore, they reached the following agreement: Lan Wang Company will pay DOLLARS TWO HUNDRED THOUSAND and Kwanasia Company will pay the 2002 rental for one time, the interest thereon will be around DOLLARS ONE HUNDRED THOUSAND, then Lan Wang Company will be responsible to maintain the factory, any insufficient amount will be borne by Lan Wang Company.

3.    This supplementary agreement will takes effect from January 1, 2002.


Lan Wang Electronics                      Kwanasia Electronics Co. Ltd.
Development Co. Ltd.

Company Chop of Lan Wang                  Company Chop of Kwanasia
Electronics Development Co. Ltd.          Electronics Co. Ltd.

Legal Representative:                     Legal Representative:
Wong Kin Chun                             Tam Man Chi
(Signed)                                  (Signed)

Date:  30 December 2001                   Date:  31 December 2001